Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements of Rekor Systems, Inc. (previously named Novume Solutions, Inc.) on Form S-8 (Registration No. 333-220864) and Form S-3 (Registration No. 333-224423) of our report dated April 11, 2019, on our audit of the consolidated financial statements as of and for the year ended December 31, 2018, which report is included in this Annual Report on Form 10-K for the year ended December 31, 2019.

/s/ BD & Company, Inc.

Owings Mills, MD
March 30, 2020